Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2010 RESULTS

Minneapolis, MN, October 27, 2009 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and six month results for fiscal 2010. Sales of $65.0 million for the quarter ended September 30, 2009 represented a decrease of 17.2% from $78.5 million in sales for the same period in the prior fiscal year. Net income for the second quarter of fiscal 2010 was $6.7 million, or $0.65 per share, fully diluted, compared to net income for the same period of fiscal 2009 of $6.8 million, or $0.67 per share, fully diluted.

Operating income for the quarter was increased by LIFO inventory adjustments of $4.2 million (approximately $2.6 million, or $0.25 per share, after tax) primarily resulting from decreased inventory costs. In the same period of the prior year, operating income was decreased by LIFO inventory adjustments of $3.6 million (approximately $2.2 million, or $0.21 per share, after tax) resulting from increased inventory costs.

For the six months ended September 30, 2009, Hawkins reported sales of $138.6 million, net income of $12.7 million and diluted earnings per share of $1.24 as compared to sales of $141.0 million, net income of $11.7 million and diluted earnings per share of $1.14 for the same period a year ago. LIFO inventory adjustments increased operating income for the six months by approximately $7.0 million (approximately $4.3 million, or $0.42 per share, after tax), whereas LIFO adjustments decreased results for the six months ended September 30, 2008 by approximately $5.2 million (approximately $3.2 million, or $0.31 per share, after tax).

Chief Executive Officer, John R. Hawkins, commented, “Despite the difficult economic conditions and weaker demand for certain chemicals, we are extremely pleased with our financial results to date. Our Water Treatment group had a particularly strong quarter as they continue to expand geographically and introduce value-added services and specialty chemical products to their customers. The significant rise in certain raw material costs in fiscal 2009 and subsequent significant decline to date in fiscal 2010 has also resulted in large fluctuations in our LIFO adjustments.” Hawkins added, “We expect the current lower commodity cost environment to increase competitive pressures over the next several months. We expect that will put pressure on our gross profit levels going forward, driving our profitability down further from the unusually high earnings level we achieved in the second half of fiscal 2009. However, we continue to aggressively manage our supply chain and our inventory levels and costs to do our best to provide competitively priced products to our customers and continue to grow market share.” Hawkins continued, “We are ramping up our production at our new food-grade ingredients manufacturing facility in Illinois that went on-line in July and are excited about the efficiencies and customer service opportunities that this facility will provide. As always, our team continues to focus on the customer and remains dedicated to being their specialty chemical supplier of choice.”

For the quarter ended September 30, 2009, Industrial segment sales were $41.4 million, a decrease of 22.9% over last years’ second quarter sales of $53.7 million. Water Treatment segment sales for the quarter ended September 30, 2009 were $23.6 million, a decrease of 4.7% over last year’s second quarter sales of $24.7 million.

Company-wide gross profit for the quarter was $17.4 million, or 26.8% of sales, as compared to $17.3 million, or 22.1% of sales, for the same period in the prior fiscal year. Gross profit for the Industrial segment was $8.8 million, or 21.3% of sales, for the quarter, as compared to $10.9 million, or 20.2% of sales, for the same period in the prior fiscal year. The lower gross profit dollars were primarily caused by reduced profitability on the sale of bulk chemicals resulting from declining commodity chemical prices and lower volumes, and lower demand in the agriculture market, partially offset by an increase in sales of value-added manufactured and specialty chemical products. Gross profit for the Water Treatment segment was $8.6 million, or 36.5% of sales, for the quarter, as compared to $6.5 million, or 26.1% of sales, for the same period in the prior fiscal year. The increase in gross profit dollars was primarily driven by increased demand for value-added specialty chemicals and sales from our new branches.

Gross profit for the six months ended September 30, 2009 was $33.3 million, or 24.0% of sales, as compared to $30.8 million, or 21.8% of sales for the same period in the prior fiscal year. Gross profit for the Industrial segment was $17.3 million, or 18.9% of sales, for the six months, compared to $18.0 million or 18.9% of sales in the same period a year ago. The decrease in gross profit was primarily attributable to the sale of previously purchased, higher cost inventory during a period of declining commodity chemical prices as well as lower sales volumes for our bulk products. The decreases were partially offset by increased sales of value-added manufactured and specialty chemical products. Gross profit for the Water Treatment segment was $16.0 million, or 33.7% of sales, for the six months compared to $12.8 million, or 27.7% of sales, in the same period a year ago. The Water Treatment segment’s gross profit increase was primarily driven by increased sales of value-added specialty chemicals, favorable weather conditions in the first quarter of fiscal 2010 and sales from our new branches.

Selling, general, and administrative expenses increased $502,000, or 8.3%, for the quarter and $824,000, or 6.8% for the six months, as compared to the same periods in the prior fiscal year. The increases were primarily a result of an increase in variable pay plan compensation expense.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 19 facilities in 10 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with sufficient quantities of key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks or natural disasters. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per-share data

(unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		SIX MONTHS ENDED SEPTEMBER 30
	2009	2008	2009	2008

Sales	$64,976	$78,463	$138,562	$141,017

Cost of sales	(47,560)	(61,143)	(105,290)	(110,256)

Gross profit	17,416	17,320	33,272	30,761

Selling, general and administrative expenses	(6,568)	(6,066)	(12,923)	(12,099)

Operating income	10,848	11,254	20,349	18,662

Investment income	80	115	89	256

Income from continuing operations before income taxes	10,928	11,369	20,438	18,918

Provision for income taxes	(4,263)	(4,494)	(7,829)	(7,302)

Income from continuing operations	6,665	6,875	12,609	11,616

Income/(loss) from discontinued operations, net of tax	—	(52)	109	83

Net income	$6,665	$6,823	$12,718	$11,699

Weighted average number of shares outstanding – basic	10,250,719	10,243,567	10,248,577	10,241,524

Weighted average number of shares outstanding – diluted	10,280,252	10,248,217	10,274,443	10,252,046

Basic and diluted earnings per share:
Earnings per share from continuing operations	$0.65	$0.67	$1.23	$1.13
Earnings per share from discontinued operations	—	—	0.01	0.01
Earnings per share	$0.65	$0.67	$1.24	$1.14

Cash dividends declared per common share	$0.38	$0.26	$0.38	$0.26

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